As filed with the Securities and Exchange Commission on April 12, 2002
File No. _______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________

SUMMUS, INC. (USA)
(Exact Name of Issuer as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	65-0185306 (I.R.S. Employer Identification Number)

434 Fayetteville Street, Suite 600
Raleigh, North Carolina 27601
(919) 807-5600
(Address and Telephone Number of Issuer’s Principal Executive Offices)

Summus, Inc. (USA) 2000 Equity Compensation Plan

Non-Qualified Stock Option Agreement (Peter Rogina – 12/2000)
(Full Title of the Plans)

Robert S. Lowrey
Chief Financial Officer
434 Fayetteville Street, Suite 600
Raleigh, North Carolina 27601
(919) 807-5600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Calculation of Registration Fee

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	6,775,000 shares	$1.22	$8,265,500	$760.43

(1)  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, or similar transactions.

(2)  Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Summus, Inc. (USA) common stock on the OTC Bulletin Board on April 5, 2002.

PART I.        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.        PLAN INFORMATION*.

ITEM 2.        REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*.

                *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II.        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

                Summus, Inc. (USA) hereby incorporates by reference into this Registration Statement the documents listed below:

(a)	Form 10-K of Summus, Inc. (USA) for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002.
(b)	The description of Summus, Inc. (USA)’s common stock, which is contained in Amendment No. 2 to its Form 10 filed with the Commission on October 31, 2001.
(c)

All other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold.

                Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                Section 607.0850 of the Florida Business Corporation Act permits, and in some cases requires, Summus, as a Florida corporation, to indemnify a director, officer, employee or agent of Summus, or any person serving it in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act of 1933 brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Summus or is or was serving in such capacity with respect to another entity at the request of Summus. With respect to actions other than in the right of Summus, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Summus, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Summus, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                With respect to any action threatened, pending or completed in the right of Summus to procure a judgment in its favor against any such person, Summus may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Summus, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable unless the court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

                Section 607.0850 of the Florida Business Corporation Act also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of Summus or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by Summus shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

(a)	by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit, or proceeding;
(b)

if such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)

by independent legal counsel selected by the Board of Directors (as described in paragraph (a)) or the committee (as described in paragraph (b)), or if a quorum of the directors cannot be obtained or the committee cannot be designated, selected by a majority vote of the full Board of Directors (in which directors who are parties may participate); or

(d)

by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

                The indemnification provisions of Section 607.0850 are not exclusive, and a corporation may make other or further indemnification of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors.  However, indemnification shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)

a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)	a transaction from which the director, officer, employee or agent derived an improper personal benefit;
(c)

in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable (in connection with an improper distribution to shareholders); or

(d)

willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a  proceeding by or in the right of a shareholder.

                Summus's charter contains a provision making indemnification of Summus's directors and officers mandatory to the full extent permitted by Section 607.0850, including circumstances in which indemnification is otherwise discretionary.  The charter also provides that Summus may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified under Section 607.0850, to the extent the Board deems such indemnification advisable. In addition our charter eliminates or limits the personal liability of directors to Summus and its shareholders for monetary damages for specific breaches of fiduciary duties.  The liability of a director is not eliminated or limited:

  for any breach of the director’s duty of loyalty to Summus or its shareholders;
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
  for any improper distribution under the FBCA; or
  for any transaction from which the director derived an improper personal benefit.

                Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Summus under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                Section 607.0850 of the Florida Business Corporation Act also contains a provision authorizing corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 607.0850.  We have obtained liability insurance for our directors and officers.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

                        Not Applicable.

ITEM 8.        EXHIBITS

                        The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 6.

ITEM 9.         UNDERTAKINGS

(a)           The undersigned registrant (“Registrant”) hereby undertakes:

                       (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                       (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 12th day of April, 2002.

Summus, Inc. (USA) (Registrant)
By:	/s/ Robert S. Lowrey
Robert S. Lowrey Chief Financial Officer

POWER OF ATTORNEY

               Each person whose signature appears below hereby constitutes and appoints Robert S. Lowrey and Bjorn D. Jawerth and either of them, his or her true and lawful attorney-in-fact with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith,with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Bjorn D. Jawerth
Bjorn D. Jawerth Chairman of the Board and Chief Executive Officer (Principal Executive Officer) Date: April 8, 2002

/s/ Robert S. Lowrey
Robert S. Lowrey Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) Date: April 8, 2002

/s/ Herman Rush
Herman Rush Director Date: April 8, 2002

/s/ Richard F. Seifert
Richard F. Seifert Director Date: April 8, 2002

/s/ George H. Simmons
George H. Simmons Director Date: April 8, 2002

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

                        Exhibit No.                  Description

                        5.1                               Opinion of Counsel regarding legality

                        10.1                            Amended and Restated Summus, Inc. (USA) 2000 Equity Compensation Plan

                        10.2                            Non-Qualified Stock Option Agreement (Peter Rogina – 12/2000)

                        23.1                            Consent of Ernst & Young LLP

                        23.2                            Consent of Counsel (included in Exhibit 5.1)

                        24                                Power of Attorney (Contained within Signature Page)